Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS
THIRD QUARTER 2004 FINANCIAL RESULTS

Conference Call Scheduled for Wednesday, November 3, 2004 at 9:00 a.m. E.T.

Silver Spring, MD, November 3, 2004: United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the third quarter ended September 30, 2004.

“We are very pleased to report that United Therapeutics has performed well financially, which helps to enable our continued spending on developing new medicines,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “United Therapeutics’ consolidated revenues for the quarter ended September 30, 2004 totaled $20.0 million, representing a 33% increase over the same quarter in 2003,” observed Dr. Rothblatt. “Our net income for the quarter was $6.3 million or $0.29 per basic share.”

Financial Results

Revenues grew to $20.0 million in the third quarter of 2004, as compared to $15.0 million in the third quarter of 2003. United Therapeutics earned quarterly net income of $6.3 million or $0.29 per basic share in the third quarter of 2004, as compared to a net loss of $1.3 million or $0.06 per basic share in the third quarter of 2003.

Research and development expenses were $7.3 million in the third quarter of 2004, as compared to $9.4 million in the third quarter of 2003. The decrease of approximately $2.1 million was due primarily to reduced expenses of approximately $1.3 million for the cancer program and approximately $470,000 for the Remodulin related programs. Selling, general and administrative expenses were approximately $4.8 million in the third quarter of 2004, as compared to approximately $5.6 million in the third quarter of 2003. The decrease of approximately $800,000 was due primarily to decreased sales and marketing expenses related mostly to arginine products.

Interest income was $771,000 in the third quarter of 2004, as compared to interest income of $637,000 in the third quarter of 2003.

Conference Call

United Therapeutics will host a teleconference on Wednesday, November 3, 2004 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-818-5264, with international dialers calling 1-913-981-4910. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-888-203-1112 from the U.S., or by dialing 1-719-457-0820 internationally, and using access code 962873.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique products.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Net product sales	$19,027	$14,163	$49,002	$36,994
Service sales	968	872	2,975	2,757

Total revenues	19,995	15,035	51,977	39,751
Operating expenses:
Research and development	7,322	9,401	23,101	25,644
Selling, general and administrative	4,815	5,624	15,983	16,607
Cost of product sales	1,690	1,233	4,632	4,127
Cost of service sales	470	520	1,366	1,376

Total operating expenses	14,297	16,778	45,082	47,754
Income (loss) from operations	5,698	(1,743)	6,895	(8,003)
Other income (expense):
Interest income	771	637	2,094	1,844
Interest expense	(4)	(31)	(6)	(94)
Equity loss in affiliate	(244)	(221)	(482)	(628)
Other, net	45	17	58	132

Total other income, net	568	402	1,664	1,254
Income (loss) before income tax	6,266	(1,341)	8,559	(6,749)
Income tax	—	—	—	—

Net income (loss)	$6,266	$(1,341)	$8,559	$(6,749)

Net income (loss) per common share — basic	$0.29	$(0.06)	$0.40	$(0.32)

Net income (loss) per common share — diluted	$0.27	$(0.06)	$0.37	$(0.32)

Weighted average number of common shares outstanding — basic	21,850,306	21,231,165	21,524,703	21,079,912

Weighted average number of common shares outstanding — diluted	23,418,207	21,231,165	22,856,179	21,079,912

CONSOLIDATED BALANCE SHEET DATA
As of September 30, 2004
(In thousands)

Cash, cash equivalents and marketable investments (including restricted amounts)	$135,205
Total assets	$195,110
Total liabilities	$15,771
Total stockholders’ equity	$179,339